Walmart Outlines Growth Strategy, Unveils Next Generation Supply Chain at 2023 Investment Community Meeting

•Provides details on investment approach, centered around people and leveraging a state-of-the-art integrated supply chain network, to deliver a leading omnichannel experience globally and drive strong top-line growth, margin expansion and higher return on investment

•Affirms FY24 guidance and commitment to financial framework of 4% sales growth and 4%+ operating income growth over the next 3-5 years

TAMPA, Fla. April 4, 2023 — Walmart Inc. (NYSE: WMT) is kicking off its two-day 2023 Investment Community meeting, where leadership will highlight how the company is investing to strengthen its business through its people and an unparalleled, next generation supply chain network of stores, clubs and fulfillment centers, and driving future global growth opportunities across its omnichannel ecosystem and high value initiatives. The company is also reiterating its first quarter and full-year guidance for fiscal year 2024.

“We are in a unique position to serve our customers and members however they want to shop, which will fuel continued growth,” said Doug McMillon, Walmart president and chief executive officer. “As we grow, we will improve our operating margin through productivity advancements and our category and business mix, and drive returns through operating margin expansion and capital prioritization.”

A People-Led, Tech-Powered Omnichannel Retailer
As part of the meeting, the company is highlighting its purpose, unique culture and the importance of its associates and unveiling its plan for a new more connected and automated supply chain which will improve the experience for its customers and associates and simultaneously increase productivity.

Through its extensive work, Walmart is reengineering its supply chain to fulfill customer needs with a more intelligent and connected omnichannel network that is enabled by greater use of data, more intelligent software and automation. The outcome improves in-stock, inventory accuracy and flow whether customers shop in stores, pickup, or have a delivery.

Walmart showcased its supply chain innovation Tuesday at its Brooksville, Fla., regional distribution center, as one piece of how the company is building a scaled system of supply chain capabilities that uses a combination of data, software and robotics. Through automation and state-of-the-art technology, the company illustrated how the increased item storage allows the distribution center to provide a more consistent, predictable and higher quality delivery service to stores and customers and react more quickly to customer demand.

Stores operate as a place to shop and as fulfillment centers and delivery stations. Distribution and fulfillment centers hold a mix of items, from suppliers and sellers. This allows Walmart to use its existing assets more flexibly and efficiently for new ways of working.

By the end of Fiscal Year 2026, Walmart believes roughly 65% of stores will be serviced by automation, approximately 55% of the fulfillment center volume will move through automated facilities, and unit cost averages could improve by approximately 20%.

As the changes are implemented across the business, one of the outcomes is roles that require less physical labor but have a higher rate of pay. Over time, the company anticipates increased throughput per person, due to the automation while maintaining or even increasing its number of associates as new roles are created.

“It all starts with our associates,” McMillon said. “We are a people-led, tech-powered omnichannel retailer. As it relates to being people-led, it’s about purpose, values, culture, opportunity and belonging. We serve our associates by creating opportunities. Opportunities that turn jobs into careers. We help bring dignity to work by enabling them to see how they’re serving others, as part of a team, and helping them achieve their potential. And as we serve them, they serve our customers and members well…they make the difference.”

Financial Framework
Walmart will outline how the company expects its growth investments to transform its financial profile, centering on three key building blocks: sales growth from its omni-channel business model; diversifying earnings streams through improved category and business mix; and scaling proven, high-return investments that drive operating leverage and improve incremental operating margins.

“We believe that we have the building blocks in place to help define the next chapter of retail and do so while driving strong growth and shareholder returns,” said John David Rainey, Walmart executive vice president and chief financial officer. “Looking at where we are today, we believe that approximately 4% sales growth, and growing operating income at a faster rate, are still the appropriate targets for our business over the next 3-5 years. The investments we’ve made have positioned us well and stand to generate steady and sustained growth at higher margins. Achieving our targeted 4% sales growth over the next five years would add more than $130 billion of sales on top of our roughly $600 billion base today. On top of that, we think the opportunity for operating income growth over the next 3-5 years could be better than what we've outlined.”

Walmart’s multi-year growth outlook assumes all three business segments contribute to its mid-single-digit sales growth target. The company is strengthening its global omni-channel ecosystem and scaling higher-margin value streams that serve customers and businesses and are natural connectors to its omnichannel retail business. This includes advertising, data, memberships and marketplace, all initiatives that will help deliver a better customer and member experience while driving stronger returns.

Fiscal 2024 Q1 and Full-Year Guidance
The company reiterates its FY 2024 Q1 and full year guidance:

Fiscal 2024 Q1 Guidance:

Metric	FY24 Q1 Guidance
Consolidated net sales	Increase 4.5% to 5.0% constant currency
Consolidated operating income	Increase 3.5% to 4.0% constant currency, negatively impacted by 235 bps from LIFO
Adjusted earnings per share	$1.25 to $1.30, including an expected $0.03 impact from LIFO

Fiscal 2024 Full-Year Guidance:

Metric	FY24 Guidance
Consolidated net sales	Increase 2.5% to 3.0% constant currency
Walmart U.S. comp sales	Increase 2.0% to 2.5%, ex. Fuel
Sam’s Club U.S. comp sales	Increase about 5.0%, ex. Fuel
Walmart international net sales	Increase about 6.0% constant currency
Consolidated operating expenses	Increase slightly as a percentage of net sales constant currency
Consolidated operating income	Increase approximately 3.0% constant currency, negatively impacted by 100 bps from LIFO
Interest expense, net	Increase about $750 million, or a $0.20 headwind to EPS vs. last year
Effective tax rate	Range of 25.5% to 26.5%, or an $0.10 headwind to EPS vs. last year. The rate is expected to be more normalized vs. FY23, which benefited from discrete items
Noncontrolling interest	A $0.12 headwind to EPS vs. last year due to acquiring the remaining shares of Massmart, the purchase of Alert Innovation, and an expected stronger contribution from Walmex
Adjusted earnings per share	$5.90 to $6.05, including an expected $0.14 impact from LIFO
Capital expenditures	Flat to up slightly in total dollars versus last year with a focus on technology, supply chain, and customer facing initiatives

Event Webcast
Formal remarks will be video webcast at 8 a.m. EDT on the company’s website. A replay of the webcast will be available on the company’s website following the event.

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 240 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 20 countries. With fiscal year 2023 revenue of $611 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on Twitter at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Media Relations Contact
Jacquelyn Cook
Senior Manager, Global Communications
800-331-0085
Investor Relations Contact
Steph Wissink
Senior Vice President, Investor Relations
IR@walmart.com

Forward Looking Statements

This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, noncontrolling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2024, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. These forward-looking statements can be identified by their use of words or phrases such as “anticipate,” “could,” “could be,” “believe,” “expect,” “forecast,” “plan,” “projected,” “will be” “will improve,” or similar other words or phrases. Statements of our guidance, projections, estimates, expectations, plans, and objectives for the first quarter and remainder of FY24 and for subsequent fiscal years in the presentations are forward-looking statements. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics

(such as the COVID-19 pandemic) and catastrophic events; and changes in generally accepted accounting principles in the United States. Our most recent annual report on Form 10-K filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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